Exhibit 99.1

RESIDENCE INN, HOUSTON, TX

APPLE REIT SEVEN

Portfolio of hotels

STATE / CITY	PROPERTY	UNITS
CALIFORNIA
Rancho Bernardo	Hilton Garden Inn	200
TEXAS
Brownsville	Courtyard	90
Houston	Residence Inn	129

INVESTOR INFORMATION

For additional information, please contact:

Kelly Clarke, Director of Corporate Communications

804-727-6321 or KClarke@applereit.com

CORPORATE HEADQUARTERS

814 East Main Street

Richmond, VA 23219

(804) 344-8121

(804) 344-8129 FAX

CORPORATE PROFILE

Apple REIT Seven, Inc. is a real estate investment trust (REIT) focused on the ownership of income-producing real estate. Our focus is to acquire high quality properties that generate attractive returns for our shareholders. As of July 31, 2006, our portfolio consisted of three hotels containing a total of 419 guestrooms.

COVER PHOTO: HILTON GARDEN INN, RANCHO BERNARDO, CA

The trademarks contained herein are registered trademarks. Courtyard® by Marriott® and Residence Inn® by Marriott® are registered trademarks of Marriott International, Inc.

Hilton Garden Inn® is a registered trademark of Hilton Hotels Corporation.

DEAR SHAREHOLDER

It is a pleasure for me to welcome you to the initial quarterly shareholder report for Apple REIT Seven, Inc. Thank you for investing with us as we work to increase the value of your investment through the acquisition, operation and refinement of a portfolio of outstanding lodging real estate.

At the conclusion of the three month period ending on June 30, 2006, the Apple REIT Seven portfolio consisted of three properties with a total of 419 guestrooms. We have and plan to continue to strategically align ourselves with hotels that are part of the world-renowned Marriott® and Hilton® families of brands, acquiring attractive properties in strong markets. Numerous acquisitions are anticipated for the remainder of this year.

On April 27, 2006, we closed on a new 129-suite Residence Inn® by Marriott® in Houston, Texas. The new property offers guests all of the amenities of the popular extended-stay brand including spacious suites with full kitchens, complimentary hot breakfast daily and complimentary dinner Monday through Thursday. On May 9, 2006, we acquired a 200-room Hilton Garden Inn® in Rancho Bernardo, California, just minutes from downtown San Diego. The property is ideally located near numerous Fortune 500 companies. Then, on June 19, 2006, we added a Courtyard® by Marriott® in Brownsville, Texas to our portfolio. The 90-room hotel offers travelers easy access to area restaurants, historic Brownsville, South Padre Island and Mexico.

Our offering of equity capital began in March of this year. By July 31, 2006, the Company had raised nearly $202 million in gross proceeds, quickly pushing us towards our offering goal of $1 billion. Since our operations are in the earliest stages of their development, we have no relevant financial highlights to report at this time. As we acquire new properties and experience a full three months of hotel operations, we will share our progress with you.

According to Smith Travel Research’s 2005 Host Study, the supply of hotel rooms increased by only 0.3 percent in 2005, the lowest growth rate that the industry has experienced in ten years. Furthermore, demand for hotel rooms during 2005 increased by more than three percent, suggesting a favorable market for the lodging industry and Apple REIT Seven in 2006. I am confident that we are entering the marketplace at an opportune time. We will certainly keep you abreast of new acquisitions and our developing hotel operations. Thank you for your investment!

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

This quarterly report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the hotel industry; and the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth.

In addition, the timing and amounts of distributions to common shareholders are within the discretion of the company’s board of directors. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this quarterly report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.